Exhibit 99.1

Shareholders Relations	NEWS RELEASE
288 Union Street,
Rockland, MA 02370

Contacts:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Robert Cozzone
Chief Financial Officer
(781) 982-6723

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP.
ISSUES $50 MILLION IN SUBORDINATED NOTES

Rockland, MA (March 14, 2019) - On March 14, 2019, Independent Bank Corp. (the “Company”) (Nasdaq Global Select Market: INDB) issued $50 million in aggregate principal amount of Fixed-to-Floating Rate Subordinated Notes Due 2029 (the “Notes”) in a private placement transaction to institutional accredited investors (the “Private Placement”). Sandler O’Neill + Partners L.P. and US Bancorp Investments, Inc. served as placement agents for the Private Placement.

The Company expects the Notes to qualify as Tier 2 capital for regulatory capital purposes, subject to applicable limitations. The Company plans to use the net proceeds from the Private Placement for general corporate purposes, which may include the redemption of outstanding indebtedness, financing organic growth and acquisitions.

The Notes have a maturity date of March 15, 2029 and carry a fixed rate interest of 4.75% annually, from and including March 14, 2019 to but excluding March 15, 2024 or any early redemption date, as applicable, payable semi-annually in arrears. From and including March 15, 2024 to but excluding the maturity date or any early redemption date, the interest rate will be reset quarterly to an interest rate equal to the then current three-month LIBOR rate plus 219 basis points, payable quarterly in arrears.

This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy the Notes nor shall there be any sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About the Company:

Independent Bank Corp. has approximately $8.9 billion in assets and is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Named in 2018 to The Boston Globe’s “Top Places to Work” list for the 10th consecutive year, Rockland Trust offers a wide range of banking, investment, and insurance services. The Bank serves businesses and individuals through approximately 100 retail branches, commercial and residential lending centers, and investment management offices in eastern Massachusetts, including Greater Boston, the South Shore, the Cape and Islands, as well as in Worcester County and Rhode Island. Rockland Trust also offers a full suite of mobile, online, and telephone banking services. The Company is an FDIC member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, please visit www.rocklandtrust.com.